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                                                                    EXHIBIT 21.1


                    SUBSIDIARIES OF SILVERLEAF RESORTS, INC.



         Due to the provisions of Item 601(b)(21)(ii) of Regulation S-K, the Registrant has no subsidiaries which must be specifically described under Item 601(b)(21)(i), except for Silverleaf Finance I, Inc., a Delaware corporation, which is deemed a "significant subsidiary" pursuant to Rule 1-02(w) of Regulation S-X.